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                          EDISON SAULT ELECTRIC COMPANY

                          EXECUTIVE SEVERANCE AGREEMENT













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                          EXECUTIVE SEVERANCE AGREEMENT


         Edison Sault Electric Company, a Michigan corporation ("Company"), and
                                    ("Executive") enter into this Agreement
dated as of                   , 19    .


                                  BACKGROUND

          The Company considers maintaining a vital management group to be essential to protecting and enhancing the best interests of the Company, its shareholders, and its ratepayers. The Company recognizes that Executive's contributions to the Company's success and growth have been substantial.

          As in the case of many publicly held corporations, the Company recognizes the possibility of a Change in Control of the Company. The uncertainty and questions such a possibility raises may result in the departure or distraction of management personnel to the detriment of the Company, its
shareholders, and its ratepayers.  Accordingly, the Company's   Board of
Directors ("Board") has determined that the Company should take appropriate steps to reinforce and encourage Executive's continued attention and dedication to Executive's assigned duties, without distraction in the face of the potentially disturbing circumstances arising from the possibility of a Change in Control.

          This Agreement responds to the Board's concerns. It provides for benefits to Executive if Executive's employment is terminated following a Change in Control and is intended to induce Executive to remain in the Company's employ. The resulting benefits to the Company, its shareholders and its ratepayers, on the one hand, and to the Executive, on the other, constitute adequate consideration for this Agreement.

                                 TERMS

          Therefore, the Company and Executive agree as follows, intending to be legally bound:

          1.   EMPLOYMENT.   Subject to this Agreement's terms, the Company
shall continue to employ Executive and Executive confirms his or her present intention to remain in the Company's employ.

          2.   DURATION.   This Agreement shall be effective for five (5) years
from its date.   Unless Executive or the Company gives notice not to extend this
Agreement at least three (3) months before its expiration date, this Agreement will automatically be extended for additional successive periods of one (1)
year.   If a Change in Control of the Company

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occurs,  as defined in Section 4, this Agreement shall be effective for no less than three (3) years after the Change in Control. This Agreement expires, however, if:

     (a) Executive gives three (3) months' notice of a desire to terminate the Agreement or resigns before a Change in Control;

     (b) Executive dies or becomes disabled, as defined in Section 5, except as provided elsewhere in this Agreement; or

     (c) Executive retires in accordance with the Company's normal retirement policy as reflected in its Pension Plan for Management Employees or any retirement agreement with Executive.

          3.   POSITION AND DUTIES.   During this Agreement's term, Executive
shall serve on a full-time basis as the Company's President or such other position as Executive and the Company mutually agree upon. Executive's powers and responsibilities shall be those customarily incident to this office. Consistent with Executive's past performance, Executive will diligently and competently perform any reasonable duties in connection with the Company's business and affairs which the Board or any superior officer may assign Executive in accordance with the Company's Bylaws. Except to the extent Executive agrees in writing, such duties and responsibilities shall be of substantially the same character as those required by Executive's assigned office and functions on this Agreement's date.

          4.   CHANGE IN CONTROL.   A "Change in Control" of the Company shall
occur if:

     (a) any "person" (as defined in Section 13(d) and 14(d) of the 1934 Securities Exchange Act) directly or indirectly becomes the "beneficial owner" (as defined in Rule 13d-3 under the same act) of ESELCO, Inc. securities representing thirty (30%) percent or more of the combined voting power of ESELCO, Inc.'s then outstanding securities;

     (b) any person other than ESELCO, Inc. becomes the beneficial owner of more than 30% of the Company's then outstanding common stock; or

     (c) the Board's composition (or that of the Board of Directors of ESELCO, Inc.) changes such that two or more directors are elected who are not nominated and approved by a majority of the Board, disregarding the vote of those directors who were not nominated and approved by a majority of the Board.

Securities which a person beneficially owns as a trustee under an employee benefit plan of the Company or of ESELCO, Inc. constitute outstanding securities but shall not be included when calculating the percentage that person beneficially owns to the extent the beneficial ownership of such shares is due solely to that person's status as trustee. Notwithstanding the above, a Change in Control shall not occur through the shareholder approved reorganization expected to be effective January 1, 1989.

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          5.    TERMINATION FOLLOWING A CHANGE IN CONTROL.

     (a) After a Change in Control, the Company shall pay Executive the Severance Benefits described in Section 6 if (i) the Company terminates Executive's employment other than for cause or because of disability continuing for 180 consecutive days or (ii) Executive resigns for good reason. Executive shall give sixty (60) days' written notice of any resignation for good reason. Except as provided in Section 6, however, the Company shall not pay these Severance Benefits if Executive dies or retires in accordance with the Company's normal retirement policy as reflected in its Pension Plan for Management Employees or any retirement agreement with Executive. The Company shall bear the burden of establishing the validity of any termination for cause.

     (b) "Cause" means: (i) Executive's willful and continued failure for a significant period of time substantially to perform Executive's duties with the Company after a specific written demand for substantial performance by the Board, unless such failure results from Executive's disability; (ii) Executive's willful conduct which is materially injurious to the Company; or (iii) Executive's material misappropriation of Company funds or property.

     (c) An act or omission is "willful" if it is in bad faith and without reasonable belief that it is in the Company's best interests.

     (d) "Disability" shall have the meaning used in the Company's disability insurance policy.

     (e) "Good reason" means any of the following occurring without Executive's written consent after a Change in Control:

           (i) A significant change in Executive's position, duties, status or responsibilities such that they become inconsistent with those outlined in Section 3.

           (ii) A reduction in Executive's base salary.

          (iii) The Company's failure to continue any of the Company's employee benefit plans in which Executive participates, without substituting substantially similar plans or Company action which adversely affects Executive's participation in or materially reduces Executive's benefits under such plans. In the case of plans involving employer matching contributions, good reason shall include reduction of Company contributions to a level below the prior ten-year average.

           (iv) The Company's requiring Executive's work place to be relocated more than 25 miles from where it is on the date of this Agreement or imposing duties on Executive which would make the continuance of Executive's

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          principal residence unreasonably difficult or
          inconvenient.

     (f) "Good reason" also includes the Executive's good faith determination, which shall be made in Executive's sole discretion and within one (1) year of the Change in Control, that, as a result of the Change in Control, Executive cannot continue to fulfill the responsibilities for which Executive is employed.

          6.   SEVERANCE BENEFITS.   The Company shall pay Executive Severance
Benefits in a lump sum within thirty (30) days from the date a duty to pay such benefits accrues. This obligation shall survive Executive's death or disability subsequent to such date. The amount of Severance Benefits shall be 2.99 times Executive's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"). (For this purpose, a Change in Control of ESELCO, Inc. shall be treated as a Change in Control of the Company.) In any case, Executive's Severance Benefits shall be reduced by the minimum amount necessary to prevent such benefits (or such benefits and any other benefits to be paid Executive by the Company) from being a "parachute payment" under Section 280G of the Code. All such Severance Benefits shall be subject to any applicable payroll or other taxes required by law to be withheld.

          7. MITIGATION. Executive need not mitigate the amount of Severance Benefits payable under Section 6 through other employment. Compensation earned from other employment shall not reduce Executive's Severance Benefits.

          8.   SUCCESSORS.

     (a) The Company will require any successor to substantially all of its business or assets to assume and agree to perform this Agreement to the same extent required of the Company. This Agreement shall be binding upon and may be enforced by the Company's successors and assigns.

     (b) This Agreement shall inure to the benefit of Executive's estate, which may enforce it.

          9.   LEGAL FEES AND EXPENSES.   The Company shall pay any legal fees
and expenses incurred by Executive following a Change in Control as a result of this Agreement. Such fees or expenses shall include any fee or expense for contesting or disputing termination by the Company or seeking to enforce, defend or interpret any provision of this Agreement.

          10.  NOTICES.   All notices under this Agreement shall be in writing.


          11.  MODIFICATION AND WAIVER.   This Agreement may not be modified nor
any provision waived except by an agreement in writing signed by Executive and the Company.

          12.  APPLICABLE LAW.   This Agreement shall be governed by Michigan
law.

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          13.  SEVERABILITY.   The invalidity or unenforceability of any
provision shall not affect the validity or enforceability of any other provision of this Agreement.



WITNESSES:                         EDISON SAULT ELECTRIC COMPANY



________________________________   By: __________________________





_________________________________   EXECUTIVE





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